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                                                                EXHIBIT 10.6

                      [THRIFTY CORPORATION LETTERHEAD]



December 1, 1992




Doug Morton
Gart Brothers Sporting Goods
1000 Broadway
Denver, Colorado 80203


Dear Doug:

I am happy to inform you that Thrifty Corporation has agreed to continue the severance pay arrangement you previously entered into with Tom Gart when Tom was the Chief Operating Officer of Gart Bros. The aforementioned severance benefit will consist of an amount equal to one year of salary and is payable only if your termination is not for just cause. Not withstanding the aforementioned, your employment at will status will continue and, as such, your employment and compensation can be terminated at will with or without cause, and with or without notice, at any time either at your option or at the option of the Company.

Doug, on a personal note, I hope that the transition is running smoothly. As always, should you have any questions or need any assistance from us, please don't hesitate to call us.

Sincerely,




Christian K. Bement